Exhibit 99.1

LogicBio Therapeutics Reports First Quarter Year 2021 Financial Results and Provides Business Update

- First patient for Phase 1/2 SUNRISE trial expected to be enrolled by mid-year 2021

- Business Development Deals signed with Daichi-Sankyo and CANbridge Pharmaceuticals

-New members recently added to Leadership Team

LEXINGTON, Mass., May 10, 2021 — LogicBio Therapeutics, Inc. (Nasdaq:LOGC) (LogicBio or the Company), a clinical-stage genetic medicine company pioneering gene delivery and gene editing platforms to address rare and serious diseases from infancy through adulthood, today reported financial results for the quarter ended March 31, 2021 and provided a business update.

“Over the past few months, LogicBio has continued to make great progress in all aspects of our business,” said Frederic Chereau, President and CEO. “As we recently announced, we are well on our way towards the enrollment of the first patient into the SUNRISE trial of LB-001 for the treatment of MMA. We expect enrollment to commence by mid-year and to continue to be on track to present interim data by year end. We have also recently signed two business development agreements, which included partnerships for LB-001 and our sAAVyTM capsid technology, and we believe these deals offer additional external validation of the value creation possibilities of our entire portfolio.” Mr. Chereau concluded by saying, “I am also very excited by the new members we have added to our team, and I am delighted they have chosen to join LogicBio as we move into this exciting next phase of progress.”

Anticipated LogicBio Milestones for 2021:

LB-001 for MMA

•	Mid-year 2021: Enrollment of first patient in Phase 1/2 SUNRISE trial

•	Late 2021: Operational update from enrollment of additional patients, including dose escalation and age de-escalation

•	Year End 2021: SUNRISE trial interim data

Pipeline

•	2021: Nomination of next development candidate

First Quarter 2021 Financial Results

Three Months Ended March 31, 2021 and 2020

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R&D Expenses: Research and development expenses for the three months ended March 31, 2021 were $6.4 million compared to $7.2 million for three months ended March 31, 2020. The decrease of $0.8 million was primarily due to a decrease of $1.6 million in LB-001 external development and manufacturing costs. This decrease was partially offset by increases of $0.4 million in both personnel-related costs and other research and development costs as we increased our headcount and research activities related to GeneRide and sAAVy. While there may be fluctuations on a quarterly basis, we expect that our research and development expenses will increase during 2021, as compared to 2020, as we continue to advance our pipeline both internally and with collaborators as well as start the LB-001 clinical trial.

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G&A Expenses: General and administrative expenses were $4.1 million for the three months ended March 31, 2021 compared to $3.2 million for the three months ended March 31, 2020. The increase of $0.9 million was primarily due to a $0.5 million increase in legal fees and professional services due to an increase in corporate development and general corporate activities and $0.3 million increase in personnel expenses, including a $0.2 million increase in stock-based compensation. While there may be fluctuations on a quarterly basis, we expect that our general and administrative expenses will continue to increase in 2021, as compared to 2020, as we incur expenses both internally and externally to support our collaborations, clinical trial and pipeline-related work.

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Net Loss: Net loss was $10.3 million, or $0.32 per share, for the three months ended March 31, 2021, compared to a net loss of $9.5 million, or $0.41 per share, for the three months ended March 31, 2020.

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Cash Position: As of March 31, 2021, we had cash and cash equivalents of $63.9 million as compared to $70.1 million as of December 31, 2020. The decrease was primarily driven by first quarter cash used in operating activities of $8.1 million, partially offset by net proceeds of $2.1 million from sales of common stock under the Open Market Sale Agreement with Jefferies LLC. As of March 31, 2021, we had 32,058,206 shares outstanding.

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Financial Guidance: We believe that our cash and cash equivalents of $63.9 million as of March 31, 2021 will be sufficient to fund our operating expenses and capital expenditures for at least the next twelve months from the date of this press release.

Strategic Collaboration and Option Agreement with CANbridge Pharmaceuticals

Under the terms of the agreement, LogicBio granted CANbridge an exclusive option to license certain of LogicBio’s intellectual property rights to develop and commercialize LB-001, LogicBio’s investigational treatment for methylmalonic acidemia based on GeneRide™ platform, in Greater China (China, Taiwan, Hong Kong and Macau). LogicBio also granted CANbridge a worldwide license with respect to AAV sL65, the first capsid based on LogicBio’s proprietary sAAVy™ platform, to support development and commercialization of CANbridge’s gene therapy programs for Fabry disease and Pompe disease, with options for two additional indications. The agreement includes an upfront payment to LogicBio of $10 million, in addition to up to $591 million1 in options payments and milestones payments, as well as up to double-digit royalties on net sales.

[1]	Due to a clerical error, this amount was incorrectly disclosed as $581 million in the Company’s press releases dated April 27, 2021

Research collaboration and exclusive option agreement with Daiichi Sankyo Company, Limited.

Under the terms of the agreement, the companies will collaborate on the development of treatments for two undisclosed indications based on GeneRide™, LogicBio’s proprietary gene insertion platform. The agreement also grants Daiichi Sankyo an option to negotiate and acquire worldwide licenses to LogicBio’s development programs in these indications.

About LogicBio Therapeutics

LogicBio Therapeutics is a clinical-stage genetic medicine company pioneering gene delivery and gene editing platforms to address rare and serious diseases from infancy through adulthood. The company’s proprietary GeneRide™ platform is a new approach to precise gene insertion that harnesses a cell’s natural DNA repair process leading to durable therapeutic protein expression levels. LogicBio’s cutting-edge sAAVy™ capsid development platform is designed to support development of treatments in a broad range of indications and tissues. The company is based in Lexington, MA. For more information, visit www.logicbio.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws, including with respect to the Company’s expectation regarding patient enrollment in the SUNRISE trial, its strategic collaboration with CANbridge Pharmaceuticals, its research partnership with Daiichi Sankyo and the potential of the GeneRide™ platform. These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available. They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress and results of the Company’s current and future research and development activities and preclinical studies and clinical trials. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), including, without limitation, the Company’s Annual Report on Form 10-K filed on March 15, 2021 and the Company’s subsequent filings with the SEC. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

LogicBio Therapeutics, Inc.

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
REVENUE
Service revenue	$461	$1,021

Total revenue	461	1,021
OPERATING EXPENSES
Research and development	6,419	7,173
General and administrative	4,059	3,192

Total operating expenses	10,478	10,365

LOSS FROM OPERATIONS	(10,017)	(9,344)

OTHER INCOME (EXPENSE):
Interest income	6	167
Interest expense	(271)	(272)
Other expense, net	—	(6)

Total other expense, net	(265)	(111)

Loss before income taxes	(10,282)	(9,455)
Income tax provision	—	—

Net loss	$(10,282)	$(9,455)

Net loss per share—basic and diluted	$(0.32)	$(0.41)

Weighted-average common stock outstanding—basic and diluted	31,933,794	23,175,802

LogicBio Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of
	March 31, 2021	December 31, 2020
Cash, cash equivalents and investments	$63,942	$70,075
Other assets	9,982	10,565

TOTAL ASSETS	$73,924	$80,640

Accounts payable, accrued expenses and other liabilities	$19,699	$19,213
Stockholders’ equity	54,225	61,427

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$73,924	$80,640

Contact:

Cecilia Jones

Chief Financial Officer

cjones@logicbio.com

Media Contacts:
Adam Daley	Jenna Urban
Berry & Company Public Relations	Berry & Company Public Relations
W: 212-253-8881	W: 212-253-8881
C: 614-580-2048	C: 203-218-9180
adaley@berrypr.com	jurban@berrypr.com

Investor Contacts:

Matt Lane

Gilmartin Group

617-901-7698

matt@gilmartinir.com